April 26, 2024
Jeffrey Cote
c/o Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, MA 02703
RE: RETIREMENT AND RELEASE OF CLAIMS AGREEMENT BETWEEN JEFFREY COTE AND SENSATA TECHNOLOGIES, INC.
Dear Jeffrey:
This letter agreement is a Retirement and Release of Claims Agreement (“Retirement and Release Agreement” or “Agreement”) between you (“Employee”) and Sensata Technologies, Inc., a Delaware corporation (the “Company”). Reference is made to your Amended and Restated Employment Agreement, dated as of March 1, 2020 (the “Employment Agreement”). Employee and the Company shall each be referred to herein as a “Party” and collectively herein as the “Parties”.
In consideration of the mutual covenants contained in this Retirement and Release Agreement, the Retirement Payments (as defined below) to Employee, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Employee and the Company hereby agree as follows:
1.Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in the Employment Agreement.
2.Retirement from the Company
a.Employee shall retire from all positions with the Company, Sensata Technologies plc and all of their affiliates, whether as an officer, employee or otherwise, effective as of April 30, 2024 (the “Retirement Date”). Employee shall also resign from the Board of Directors of Sensata Technologies plc (the “Board”) effective as of the Retirement Date.
b.Employee shall receive (i) Employee’s final paycheck, which shall reflect final wages less customary withholdings, (ii) unreimbursed business expenses reasonably incurred by Employee in performing his duties and responsibilities of the Company in accordance with applicable policies, and (iii) all other payments, benefits and fringe benefits to which Employee is entitled under the terms of any applicable compensation arrangement or benefit plan or program (as modified hereby). Employee acknowledges that Employee’s salary shall cease, and
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any entitlement Employee may have under a Company provided benefit plan, program, contract or practice shall terminate, except as otherwise: (i) required by applicable law; (ii) expressly stated in this Agreement or under the express terms of the applicable plan or program (as modified hereby); or (iii) expressly provided under the Company’s 2010 Equity Incentive Plan or 2021 Equity Incentive Plan (the “Equity Plans”) or the award agreements governing Employee’s outstanding awards thereunder (as modified hereby).
c.The Company and Employee shall cooperate in good faith on any press releases or public disclosures. The Company shall provide Employee with a reasonable opportunity to review in advance any press releases or public disclosures related to his retirement, and the Company shall consider in reasonable good faith any comments provided by Employee; provided that such press releases or public disclosures shall not be conditioned on Employee’s consent.
d.Except to the extent required by law, on and after the Retirement Date, the Company shall use reasonable efforts to cease using Employee’s personally identifiable information on any application, license or registration, or any renewals thereof, and as the authorized person (or similar capacity) with all legal and regulatory authorities.
e.Employee acknowledges and agrees that his retirement from the Company is not due to any disagreement with the Company, including in his capacity as a member of the Board, on any matter relating to the operations, policies or practices of the Company. The Company hereby represents that it is not currently aware (based upon the facts known to the Board and the Company’s other executive officers as of the date hereof ) of any claims or causes of action against Employee or any facts or circumstances that could give rise to Employee’s termination of employment for “cause” (or words of similar import). The Company further represents that the Company has waived Employee’s obligation to provide notice of his retirement. The Company, on behalf of itself and its Affiliates, hereby waives, releases, and forever discharges Employee from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that the Company executes this Agreement, which the Company or its Affiliates have or may have against Employee relating to Employee’s employment with the Company and its Affiliates; provided that the foregoing shall not (i) serve to release any claims by the Company and its Affiliates against Employee for claims relating to fraud, embezzlement, misappropriation of trade secrets, breach of the Employment Agreement (or other agreement between Employee and the Company or any of its Affiliates), breach of the approved remuneration policy of Sensata Holdings Technology plc (effective as at the date of this Agreement) (the “Remuneration Policy”), the requirements of the Companies Act 2006 relating thereto, or willful conduct that is in violation of criminal law or (ii) prohibit the Company and its Affiliates from applying malus and clawback to any bonuses paid, or options and awards granted to, Employee under Employee’s Employment Agreement, the rules of any applicable bonus or equity plans operated by the Company or its Affiliates and/or the Remuneration Policy (as applicable), or enforcing any other Company clawback or recoupment policy applicable to Employee.
3.Retirement Payments
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a.In exchange for Employee’s timely execution of this Agreement and non-revocation of the Release (as defined below), and Employee’s continued compliance with the terms of the Employment Agreement and this Agreement, the Company agrees to the following, which shall be collectively referred to herein as the “Retirement Payments”:
i.The Company agrees that Employee’s retirement from the Company shall be treated as a “Covered Retirement” under the Equity Plans and any award agreements thereunder governing Employee’s outstanding awards and, in connection therewith, the Company has waived the six-month notice period required by the definition of “Covered Retirement”. For the avoidance of doubt, (x) Employee’s outstanding restricted stock units (“RSUs”) shall remain outstanding and continue to vest and be settled on each remaining vesting date without regard to Employee’s continued employment and (y) Employee’s outstanding performance-based RSUs (“PRSUs”) shall immediately vest based on (A) the number of PRSUs that have banked, or accrued, based upon applicable performance metrics for their respective performance years completed as of the Retirement Date plus (B) a prorated number of the target number of PRSUs for any uncompleted performance year equal to the target number of PRSUs for such uncompleted performance year multiplied by a fraction, the numerator of which is the number of days employed during such performance year and the denominator of which is 365. The Parties acknowledge and agree that Employee’s outstanding RSUs and PRSUs, respectively, are set forth on Schedule A hereto; and
ii.Employee’s outstanding vested stock options shall remain subject to the terms of the applicable Equity Plan and any applicable award agreement, with Employee’s retirement from the Company being treated as a “Covered Retirement” under the Equity Plans and such award agreements; provided that such vested stock options shall remain exercisable for the duration of their existing term (disregarding, for such purposes, any post-termination exercise period related to Employee’s termination of employment).
4.Release of Claims
a.Employee (for himself, his heirs, assigns or executors) releases and forever discharges the Company, any of its Affiliates, and its and their directors, officers, agents and employees (collectively, the “Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed or may have existed, or which do exist, of any kind (“Claims”), which relate in any way to (i) Employee’s employment with the Company or the termination of that employment (including retirement), (ii) Employee’s employment with any Affiliate of the Company or the termination of that employment (including retirement), and (iii) Employee’s rights to accrued, unused vacation time in the payroll system. The release of claims set forth in this Section 4 is defined herein as the “Release.”
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b.Such released Claims include any and all claims, obligations, or causes of actions, of whatever kind, arising out of or in any way connected with any acts, omissions, practices, or policies that were or could have been asserted in connection with a civil action or administrative action under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq. as amended; the Civil Rights Act of 1991, 42 U.S.C. §§1981-1988; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefits Protection Act of 1990; the Vocational Rehabilitation Act of 1973, 29 U.S.C. §793 et seq.; the Family Medical Leave Act, 29 U.S.C. §2601 et seq.; the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; 42 U.S.C. §§1981-1988; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Immigration Reform and Control Act of 1986, 8 U.S.C. §1324a, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq.; the Sarbanes-Oxley Act of 2002 (including the “whistleblower” provisions, 18 U.S.C. §1514A, et seq.); the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. §4980B; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Employee Polygraph Protection Act of 1988; the Lily Ledbetter Fair Pay Act of 2009; the Pregnancy Discrimination Act of 1978; the Uniformed Services Employment and Reemployment Rights Act of 1994; Massachusetts Law Against Discrimination, G.L. c.151B; Massachusetts Workers’ Compensation Act, G.L. c. 152 §75B; Massachusetts Civil Rights Act, G.L. c.12, §11; Massachusetts Equal Rights Act, G.L. c. 93; Massachusetts Small Necessities Act, G.L. c. 149 §52D; Massachusetts Privacy Statute, G.L. c. 214, §1B; Massachusetts Equal Pay Act, G.L. c. 149 §105A-C; Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.; Massachusetts Maternity Leave Act, G.L. c. 149, §105D; Massachusetts Sexual Harassment Statute, G.L. c. 214, §1C; Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; Massachusetts Wage Payment Statutes, G.L. c. 149, §§148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; any other relevant statute, law, rule, or regulation relating to labor and employment, including but not limited to, any claim for unpaid wages and/or penalties or any amendments to any of the foregoing; any other federal, state, and/or local civil rights law and/or whistleblower law; any other federal, state, and/or local statute, law, constitution, ordinance, rule, regulation, or order, or common law, in any way resulting from Employee’s employment with or termination from employment (including retirement) from the Company.
c.Nothing herein prohibits Employee from challenging the validity of this Agreement under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment- related discrimination with the Equal Employment Opportunity Commission (the “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, the release in this Section 4 does prohibit Employee from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination with the EEOC or applicable state agency. Further, nothing in this Agreement limits the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Employee’s signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution of the
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economic benefits provided to Employee under this Agreement (or other legal remedies) if Employee successfully challenges the validity of the Release and prevails in any claim under the Federal Discrimination Laws.
d.Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority (including but not limited to the Securities and Exchange Commission, U.S. Department of Labor, U.S. Department of Justice and/or the National Labor Relations Board), or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. However, Employee understands and agrees that he is waiving the right to any monetary recovery in connection with any complaint or charge that he may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.
e.Notwithstanding the foregoing, this Agreement shall not apply to and shall have no effect on: (i) any rights that may arise after the date of this Agreement; (ii) any rights to secure enforcement of the terms and conditions of this Agreement, or, to the extent required by law, to challenge the validity of Employee’s waivers; (iii) any accrued or vested benefits Employee may have, if any, as of the date of this Agreement under any applicable plan, policy, practice, program, contract or agreement with the Company; or (iv) any claims for indemnification, fee advancement or insurance arising under any agreement between Employee and the Company or under the Articles of Association or other similar governing documents of the Company.
f.In signing this Agreement, Employee acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Employee expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Employee acknowledges and agrees that the Release contained herein are an essential and material term of this Agreement and without the Release the Company would not have agreed to the Retirement Payments provided for in this Agreement. Employee further agrees that in the event he brings his own Claim in which he seeks damages against the Company, or in the event Employee seeks to recover damages against the Company in any Claim brought by a governmental agency on his behalf, the Release shall serve as a complete defense to such Claims.
g.Employee acknowledges that he is receiving this Agreement on April 26, 2024, and he shall have up to twenty-one (21) days from receipt of this Agreement to consider and sign it (“Acceptance Period”) and that if Employee signs this Agreement prior to the end of the Acceptance Period, Employee has done so voluntarily and on the advice of counsel. Employee also acknowledges that any changes or modifications to this Agreement do not restart or otherwise extend the Acceptance Period, unless such changes are material. Employee shall have seven (7) calendar days following execution of this Agreement to revoke the Release by giving
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written notice of such revocation to the Company’s Chief Administrative Officer, via e-mail, and such notice must be received by the Company no later than the seventh (7th) calendar day following Employee’s execution of this Agreement (if such day is a Saturday or Sunday, or a legal holiday then such notice must be received on the first day thereafter that is not a Saturday, Sunday, or legal holiday). Employee further acknowledges that if he does not sign this Agreement within twenty-one (21) days from his receipt of this Agreement, or, alternatively, if he signs this Agreement within twenty-one (21) days from receipt of this Agreement but subsequently revokes the Release no later than seven (7) calendar days following execution of this Agreement by giving timely notice (as described above) of such revocation, then Employee forfeits any and all rights to the Retirement Payments. For the avoidance of doubt, all other provisions of this Agreement, including Section 2, shall remain in effect if Employee subsequently revokes the Release.
5.Compliance With Older Workers’ Benefit Protection Act. Employee and the Company desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges that he has been advised of the following rights:
a.Employee understands that federal and state laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, or disability. Employee further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and releases the Released Parties from any and all such claims.
b.EMPLOYEE AGREES THAT THE RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ACKNOWLEDGE THAT:
i.THIS AGREEMENT IS WRITTEN IN A MANNER UNDERSTOOD BY EMPLOYEE;
ii.THE RELEASE REFERS TO RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;
iii.EMPLOYEE HAS NOT WAIVED ANY RIGHTS ARISING AFTER THE DATE OF THIS AGREEMENT;
iv.EMPLOYEE HAS RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THE RELEASE OTHER THAN AMOUNTS EMPLOYEE IS OTHERWISE ALREADY ENTITLED TO RECEIVE;
v.EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT;
vi.IN THE EVENT THAT EMPLOYEE SIGNS THE AGREEMENT, HE HAS ANOTHER SEVEN (7) DAYS TO REVOKE THE RELEASE BY DELIVERING NOTICE AS SET FORTH IN SECTION 4(G).
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vii.NEITHER THE COMPANY NOR ITS AGENTS OR ATTORNEYS HAS MADE ANY REPRESENTATIONS OR PROMISES TO THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HERE; AND
viii.EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.
6.Incorporation of Employment Agreement. All terms and provisions of Employee’s Employment Agreement are hereby incorporated by reference with the same force and effect as though fully set forth herein; provided, however, that if any term or provision set forth in this Agreement is inconsistent with any term or provision in the Employment Agreement, the terms and provisions in this Agreement shall prevail.
7.Employee Acknowledgements, Representations, and Obligations.
a.Employee agrees that the Company and its employees or agents have made no representations regarding consequences of any amounts received pursuant to this Agreement and that Employee is not relying upon the Company’s employee’s or agents in any way regarding the tax consequences of entering into this Agreement. Employee shall be solely responsible for payment of all personal tax liability due on all payments made, and benefits provided, under this Agreement, including federal, state and local taxes, interest and penalties, if applicable, which are or may become due.
b.Employee represents that Employee has no known workplace injuries or occupational diseases.
c.Employee further agrees that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
d.Employee acknowledges and agrees that he shall remain subject to any provisions of the Employment Agreement that survive termination of employment by their terms (including Sections 5, 6, 7, 9, 23 and 24), as well as any restrictive covenants in his award agreements granted under the Equity Plans pursuant to their existing terms.
e.Employee agrees to sign additional letters of resignation as the Company may request in connection with his retirement from any positions with the Company, Sensata Technologies plc or any of their Affiliates.
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8.No Legal Actions. Employee represents that he has not filed any claim, charge, or lawsuit against any of the Released Parties relating to his employment with the Company or termination thereof (including retirement).
9.No Admission of Liability. The Parties execute this Agreement to put to rest all issues and disagreements that may exist between them regarding Employee’s employment with the Company or the termination thereof (including retirement). This Agreement, however, should in no way be construed as an admission of liability or wrongdoing by the Company or any of the Released Parties, or as an admission of liability or wrongdoing by Employee, or that either Party has any rights whatsoever against the other, except as specifically provided herein. Each Party specifically disclaims any liability to or wrongful acts against the other.
10.Return of Company Property and Protection of Proprietary Information and Intellectual Property. Employee confirms that he shall return to the Company, and not make or keep copies of, any Company-owned or Company-issued property, including, without limitation, all documents, data, information, files, reports, emails, spreadsheets, projections, studies, business plans, or any other material, whether in paper, electronic, or other form, belonging to or issued by the Company, or which were received or used by Employee during his employment with the Company. Employee acknowledges and agrees that Employee’s obligation to return the Company’s property shall apply to all property that Employee is aware is in his possession or control (based upon a diligent search) and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Employee promptly returns such property to the Company upon becoming aware that such property is in his possession or control. Employee further agrees that following the retirement from the Company, he shall refrain from disclosing to any third party or using any of the Company’s confidential business information or intellectual property in accordance with Employee’s agreements with the Company, statutes protecting trade secrets and/or common law.
11.Recapture of Payment. Notwithstanding any other provision of this Agreement, if Employee breaches any of his material obligations hereunder or under the Employment Agreement, then Company may cease further payments pursuant to this Agreement without affecting the validity of Employee’s release of claims and may seek damages from Employee including but not limited to amounts provided to Employee under this Agreement; provided that Employee shall not be deemed to have breached this Agreement (or any agreement incorporated herein by reference) unless the Company has provided Employee with written notice detailing such breach and provided Employee with a reasonable opportunity (but in no event less than thirty (30) days) to cure such breach (if curable).
12.Binding on Parties and Representatives. This Agreement shall be binding upon Employee, his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company and to the other Released Parties, and to their respective administrators, representatives, executors, successors, and assigns.
13.No Other Agreement. This Agreement, including the Employment Agreement, which is incorporated herein (to the extent it is not inconsistent with this Agreement), contains the entire agreement between Employee and the Company with respect to the subject matter
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herein. No part of this Agreement may be changed except in a writing, executed by both Employee and the Company.
14.Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.
15.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.
Remainder of Page Intentionally Left Blank
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Please indicate your agreement and acceptance of the terms and conditions set forth in this Agreement by signing below.

Very truly yours,
Sensata Technologies, Inc.
By:	/s/ David K. Stott
Name: David K. Stott
Title: Senior Vice President, General Counsel

AGREED TO AND ACCEPTED BY:
/s/ Jeffrey Cote
Name: Jeffrey Cote
Title: Chief Executive Officer & President
Date: April 26, 2024

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SCHEDULE A

As of the date of this Agreement, Employee has outstanding RSUs and PRSUs as set forth in the table below:

Grant Date	Type	Granted Shares	Vested	Unvested	Continued Vesting (RSUs) / Acceleration (PRSUs)
04/01/2022	RSU	45,036	30,024	15,012	15,012
04/01/2023	RSU	50,380	16,794	33,586	33,586
04/01/2022	PRSU	55,044	0	55,044	26,265
04/01/2023	PRSU	61,576	0	61,576	16,246

Based on the information above, as of the date of this Agreement, Employee has 48,598 outstanding RSUs that will continue to vest and 42,511 outstanding PRSUs that will receive accelerated vesting.

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